EXHIBIT 23.1
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 23, 2006, accompanying the financial statements of MBF Healthcare Acquisition Corp. (a Development Stage Company) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Miami, Florida
August 23, 2006